Exhibit 99.1
Limelight Networks Appoints Doug Lindroth To Board of Directors
TEMPE, Ariz., Feb. 6 /PRNewswire-FirstCall/— Limelight Networks, Inc. (Nasdaq:LLNW) today announced Doug Lindroth, a seasoned executive with more than 20 years of experience in financial management and business process implementation, has been appointed to the company’s board of directors.
“Doug is an outstanding addition that brings a wealth of financial and management experience to our board,” said Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc. “His experience in working with companies of all sizes will help position our growing company for continued success. On behalf of the board, I welcome Doug and look forward to working with him.”
Mr. Lindroth, 41, has served as a General Partner of Bayview Investment Company, a real estate investment company, since November 2005. From April 2006 to May 2007, Mr. Lindroth served as Senior Vice-President and Chief Financial Officer of BakBone Software Incorporated, a developer and distributor of data backup, restoration, disaster recovery, replication and storage reporting software. From 1997 through February 2006, Mr. Lindroth served in various capacities for Memec Group Holdings Limited, a privately held company and a specialty semiconductor distributor, including as its Chief Financial Officer beginning in 2003.
Mr. Lindroth currently serves on the boards of directors of BakBone Software Incorporated and Visual Sciences, Inc. (formerly known as WebSideStory, Inc.). He is a Certified Public Accountant and received a B.A. in Business Administration from San Diego State University.
Mr. Lindroth’s appointment brings the total number of directors on Limelight Networks’ board to 10.
About Limelight Networks
Limelight Networks is a high-performance content delivery network for digital media, providing massively scalable, global delivery solutions for on-demand and live Internet distribution of video, music, games, software and social media. Limelight Networks’ infrastructure is optimized for the large object sizes, large content libraries, and large audiences associated with compelling rich media content. Limelight is the content delivery network of choice for over 1,000 companies, including many of the world’s top Internet, media and entertainment companies, including Microsoft Xbox Live, Sony Playstation 3, Akimbo, Amazon Unbox(TM), Belo Interactive, Brightcove, “BuyMusic” @ Buy.com, DreamWorks, LLC, Facebook, FOXNews.com, IFILM, ITV Play, MSNBC.com, NC Interactive and Valve Software. For more information, visit www.llnw.com.
Press and Analyst Contact:
Paul Alfieri
Limelight Networks
+1-917-297-4241
palfieri@llnw.com
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